EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Quarterly Results
DALLAS (November 14, 2006) — Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported a net loss of $(229,000) or $(0.06) per share for the three months ended September 30, 2006 compared to net income of $280,000 or $0.07 per share for the same period in 2005. For the nine months ended September 30, 2006, net income was $430,000 or $0.10 per share compared to $1.113 million or $0.27 per share for the same period in 2005. Compared to the same period in 2005, the Company’s financial results for the third quarter 2006 swung to a loss due principally to a combination of higher interest expense and lower interest income.
Key items for the nine months ended September 30, 2006, compared to the same period in 2005 included:
•	Rents and other property revenues for the three and nine months ended September 30, 2006 were $2.0 million and $5.6 million as compared to $1.7 million and $4.8 million in the corresponding periods in 2005. The increase is primarily due to rental increases and the March 2006 purchase of the Falcon Point apartment community in Indianapolis, Indiana.

•	Property operations expense for the three and nine months ended September 30, 2006 was $1.2 million and $3.0 million as compared to $870,000 and $2.5 million for the corresponding periods in 2005. The increase is primarily due to operating expenses from the Falcon Point Apartments.

•	Interest income for the three and nine months ended September 30, 2006 was $707,000 and $2.7 million compared to $979,000 and $2.9 million for the corresponding periods in 2005. Decreases were due to the overall reduction in notes receivable held by the Company.

•	Interest expense for the three and nine months ended September 30, 2006 was $1.3 million and $3.3 million compared to $989,000 and $2.5 million for the corresponding periods in 2005. The increase was primarily due to the additional debt incurred by IORI during 2005 and 2006 due to new loans, refinancings and the acquisition of Falcon Point. The increase was also due to increased interest rates for IORI’s variable interest rate debt.
Exhibit 99.1 — Page 1

•	Advisory fees for the three and nine months ended September 30, 2006 were $261,000 and $678,000 compared to $165,000 and $502,000 for the corresponding periods in 2005. The increase was due to a net increase in gross assets which is the basis of the advisory fee. The increase was also due to fees for refinancing certain mortgage obligations. These increases were offset by interest paid by the advisor to IORI under a cash management agreement between the advisor and IORI.

•	General and administrative expenses for the three and nine months ended September 30, 2006 were $109,000 and $391,000 as compared to $132,000 and $473,000 in the corresponding periods in 2005.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.
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Exhibit 99.1 — Page 2

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(dollars in thousands)
Assets
Real estate held for investment	$63,230	$35,083
Less—accumulated depreciation	(4,867)	(4,311)

	58,363	30,772

Notes and interest receivable	27,368	63,230
Investment in real estate partnerships	657	547
Cash and cash equivalents	57	201
Due from affiliates	17,627	1,853
Other assets	3,954	2,738

	$108,026	$99,341

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable	$60,903	$52,817
Other liabilities	1,473	1,344

	62,376	54,161

Commitments and contingencies

Minority interest	553	513

Stockholders’ equity:
Common Stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding 4,168,035 shares at September 30, 2006 and December 31, 2005	42	42
Additional paid-in capital	61,955	61,955
Accumulated deficit	(16,900)	(17,330)

	45,097	44,667

	$108,026	$99,341

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(dollars in thousands, except per share)
Property revenue
Rents and other property revenues	$2,028	$1,688	$5,648	$4,830

Operating expenses
Property operations	1,196	870	3,032	2,516
Depreciation	191	189	551	539
General and administrative	109	132	391	473
Advisory fees	261	165	678	502

Total operating expenses	1,757	1,356	4,652	4,030

Operating income (loss)	271	332	996	800

Other income (expense):
Interest income	707	979	2,705	2,937
Mortgage and loan interest	(1,255)	(989)	(3,303)	(2,487)
Net income fee	17	(25)	(38)	(92)

Total other income (expense)	(531)	(35)	(636)	358

Income before equity in earnings of investees and minority interest	(260)	297	360	1,158

Equity in earnings (loss) of investees	29	(17)	110	(45)

Minority interest	2	—	(40)	—

Net income	$(229)	$280	$430	$1,113

Earnings per share:
Net earnings from continuing operations	$(0.06)	$0.07	$0.10	$0.27

Weighted average common shares used in computing earnings per share	4,168,035	4,168,035	4,168,035	4,168,035
Earnings per share reflect a 3-for-1 forward split of the stock in the form of a 200 percent stock dividend declared in May 2005.